Exhibit 10.7

Vanguard Natural Resources, LLC
Class B Unit Plan

Grant of Restricted Class B Units

Grantee:
Grant Date:	, 200

1.                                                                                       Grant of Restricted Units.  Vanguard Natural Resources, LLC (the “Company”) hereby grants to you          Restricted Class B Units under the Vanguard Natural Resources, LLC Class B Unit Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  And, in no event shall anything in the Plan or this Agreement control over any provision in the Amended and Restated Limited Liability Company Agreement of Vanguard Natural Resources, LLC (the “Company Agreement”).  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.                                                                                       Vesting.  Except as otherwise provided in Paragraph 3 below, the Restricted Class B Units granted hereunder, and any distributions made by the Company with respect to the Restricted Class B Units, shall vest on the anniversary of the Grant Date as follows:

Anniversary of Grant Date	Cumulative Vested Percentage

[prior to 1st anniversary	0%

On the 1st anniversary	50%

on and after the 2nd anniversary	100%]

Distributions on a Restricted Class B Unit shall be paid by the Company in accordance with the Company Agreement.

3.                                                                                       Events Occurring Prior to Full Vesting.

(a)                                  Death or Disability.  If your employment with the Company terminates as a result of your death or a “disability” as defined in Section 409A(a)(2)(C) of the Code, the Restricted Class B Units then held by you automatically will become fully vested upon such termination.

(b)                                 Other Terminations.  If your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Restricted Class B Units then held by you automatically shall be forfeited without payment upon such termination.

(c)                                  Change of Control.  All outstanding Restricted Class B Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, “employment with the Company” shall include being an Employee or a Director of, or a Consultant to, the Company or an Affiliate.  However, if your Award is subject to Section 409A of the Code, whether your employment with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.

4.                                                                                       Unit Certificates.  A certificate evidencing the Restricted Class B Units may be issued in your name, pursuant to which you shall have all voting rights, if any.  The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of              , 200    , a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement.  The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the restrictions lapse pursuant to the terms of this Agreement.  Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Class B Units then subject to the restrictions.  Upon the lapse of the restrictions without forfeiture, the Company shall cause a certificate or certificates to be issued without legend in your name in exchange for the certificate evidencing the Restricted Class B Units.

In lieu of a certificate, your Units may be recorded in book-entry form.

5.                                                                                       Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.                                                                                       Restrictions. By accepting this grant, you agree that any Restricted Class B Units that you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (i) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Class B Units to be acquired under this award.

7.                                                                                       Withholding of Taxes.  To  the  extent that the grant or vesting of a Restricted Class B Unit or distribution thereon results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law.  No issuance of unrestricted Class B Units shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8.                                                                                       Conversion of Class B Units into Common Units.  Subject to the provisions of the Company Agreement, the Class B Units may be converted into Common Units of the Company on a one-for-one basis as follows:  (i) up to one-half of your Class B Units on or after the first anniversary of the closing of the Initial Public Offering of Common Units of the Company (“IPO”), (ii) all or any portion of your Class B Units on or after the second anniversary of the IPO, and (iii) all or any portion of your Class B Units on or after they become vested due to your death, disability (as defined herein) or a Change of Control.

9.                                                                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.                                                                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.                                                                                 Modifications.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.                                                                                 Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

VANGUARD NATURAL RESOURCES, LLC

By:
Name:
Title: